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EXHIBIT D.(1).

                             THE LEGENDS FUND, INC.

                              MANAGEMENT AGREEMENT


         Agreement, made this ___ day of _________, 2000 between The Legends Fund, Inc., a Maryland corporation (the FUND), and Touchstone Advisors, Inc., an Ohio corporation (the MANAGER).

                               W I T N E S S ET H

         WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940
ACT); and

         WHEREAS, the shares of beneficial interest of the Fund are divided into separate series or portfolios (each, a PORTFOLIO), each of which is established pursuant to a resolution of the Board of Directors of the Fund, and the Board of Directors may from time to time terminate such Portfolios or establish and terminate additional Portfolios; and

         WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the ADVISERS ACT); and

         WHEREAS, the Fund desires to retain the Manager to render or contract to obtain as hereinafter provided investment advisory and-supervisory services to the Fund and the Fund also desires to avail itself of the facilities available from the Manager with respect to the administration of the Fund's day to day business affairs, and the Manager is willing to render or contract for such investment advisory, supervisory and administrative services;

         NOW, THEREFORE, the parties agree as follows:

1. APPOINTMENT OF MANAGER. The Fund hereby appoints the Manager to act as manager of the Fund and administrator of its business affairs for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein described, for the compensation herein provided. The Manager is authorized to enter into sub-advisory agreements (SUB-ADVISORY AGREEMENTS) with registered investment advisers (each a SUB-ADVISER and collectively the SUB-ADVISERS) pursuant to which the Manager delegates to the Sub-Advisers its obligations for providing investment advisory and certain other services in connection with one or more

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         of the Portfolios; provided, that the Manager, and not the Fund, shall be responsible for any compensation payable under the Sub-Advisory Agreements. Any such Sub-Advisory Agreement may be entered into by the Manager on such terms and in such manner as may be permitted by the 1940 Act and the rules thereunder. For each Portfolio for which the Manager has entered into a Sub-Advisory Agreement, the Sub-Adviser shall have the primary responsibility for providing investment advisory services as set forth in Section 2 and shall be responsible for broker-dealer selection as set forth in
         Section 3 and maintaining books and records as set forth in Section 4, and the Manager will have supervisory responsibility for investment advisory services furnished by the Sub-Adviser pursuant to the Sub-Advisory Agreement. The Manager will review the performance of each Sub-Adviser and make recommendations to the Board of Directors of the Fund with respect to the retention and renewal of Sub-Advisory Agreements.

2. Investment Advisory Services. Subject to the supervision of the Fund's Board of Directors, the Manager will provide a continuous investment program for each Portfolio and determine the composition of the assets of each Portfolio, including determination of the purchase, retention or sale of the securities, cash, and other investments contained in such Portfolio's holdings. The Manager will provide investment research and conduct a continuous program of evaluation, investment, sales, and reinvestment of each Portfolio's assets by determining the securities and other investments that shall be purchased, entered into, sold, closed, or exchanged for such Portfolio, when these transactions should be executed, and what portion of the assets of such Portfolio should be held in the various securities and other investments in which it may invest, and the Manager is hereby authorized to execute and perform such services, or to arrange for execution and performance of such services, on behalf of each Portfolio. To the extent, if any, permitted by the investment policies of a Portfolio, the Manager shall make determinations as to and execute and perform futures contracts and options on behalf of such Portfolio. The Manager will provide the services under this Agreement in accordance with each Portfolio's investment objective or objectives, policies, procedures and restrictions as stated in the Fund's Registration Statement, as amended from time to time (the REGISTRATION STATEMENT), filed with the Securities and Exchange Commission (the SEC) and any other documents that set forth investment policies, procedures or restrictions governing the Portfolio.

                  The Manager further agrees as follows:

                  (a) The Manager will manage each Portfolio (i) so that it will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the CODE), and (ii) so as to ensure compliance by such Portfolio with the diversification requirements of Section 817(h) of the Code and regulations issued thereunder. In managing the Portfolio in accordance with these requirements, the Manager shall be entitled to receive and act upon advice of counsel.


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                  (b)      In undertaking its duties under this Agreement, the
                           Manager will comply with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Fund's Board of Directors of which it has notice and the provisions of the Registration Statement.

                  (c) On occasions when the Manager deems the purchase or sale of a security to be in the best interest of a Portfolio as well as of the Manager's or the Manager's affiliates' other investment advisory clients, the Manager may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement. In such event, the Manager will allocate the securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner that is fair and equitable in the Manager's judgment in the exercise of the Manager's fiduciary obligations to the Fund and to such other clients.

                  (d) In connection with the purchase and sale of securities for each Portfolio, the Manager will arrange for the transmission to the custodian, transfer agent, dividend disbursing agent and recordkeeping agent for the Fund (such custodian and agent or agents hereinafter referred to as the AGENT), on a daily basis, such confirmations, trade tickets (which shall state industry classifications unless the Manager has previously furnished a list of classifications for portfolio securities), and other documents and information, including, but not limited to, Cusip or other numbers that identify securities to be purchased or sold on behalf of each Portfolio and, with respect to mortgage derivative and asset-backed securities purchased by the Manager for a Portfolio, 1066Q reports and supplemental information as required to be available pursuant to IRS Publication 938, as may be reasonably necessary to enable the Agent to perform its administrative and recordkeeping responsibilities with respect to such Portfolio. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Manager will arrange for the automatic transmission of the confirmation of such trades to the Fund's Agents.

                  (e) The Manager will monitor on a daily basis, by review of daily pricing reports provided by the Agent to the Manager, the determination by the Agent for the Fund of the valuation of portfolio securities and other investments of each Portfolio. The Manager shall not be obligated to independently verify the Agent's pricing determinations, and the Agent's responsibility

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                           for accurate pricing determinations of the value
                           of the Portfolio's securities shall not be reduced by the Manager's duty to monitor such determinations. The Manager will assist the Agent in determining or confirming, consistent with the procedures and policies stated in the Registration Statement, the value of any portfolio securities or other assets of each Portfolio for which the Agent seeks assistance from or identifies for review by the Manager.

                  (f) The Manager will make available to the Fund, promptly upon request, all of each Portfolio's investment records and ledgers maintained by the Manager as are necessary to assist the Fund to comply with requirements of the 1940 Act and the Advisers Act, as well as other applicable laws. The Manager will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

                  (g) The Manager will provide reports, which may be prepared by the Agent, to the Fund's Board of Directors for consideration at meetings of the Board on the investment program for each Portfolio and the issuers and securities represented in each Portfolio's securities holdings, including a schedule of the investments and other assets held in such Portfolio and a statement of all purchases and sales for the Portfolio since the last such statement, and will furnish the Fund's Board of Directors with periodic and special reports with respect to the Portfolio as the Directors may reasonably request, including statistical information with respect to the Portfolio's securities.

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3.       BROKER-DEALER SELECTION. The Manager is responsible for decisions to buy or sell securities and other investments for each Portfolio, broker-dealer and futures commission merchants' selection, and negotiation of brokerage commission and futures commission merchants' rates. As a general matter, in executing portfolio transactions, the Manager may employ or deal with such broker-dealers or futures commission merchants as may, in the Manager's best judgment, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Manager shall consider all relevant factors, including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, and the execution capabilities and operational

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         facilities of the firm involved, and, in the case of securities, the firm's risk in positioning a block of securities. Subject to such policies as the Board of Directors may determine and consistent with
         Section 28(e) of the Securities Exchange Act of 1934, as amended
         (the 1934 ACT), the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Manager's having caused a Portfolio to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to such Portfolio and to the other clients as to which the Manager exercises investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule lla2-2('I') thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the 1940 Act and Rule 17e-1 thereunder, the Manager may engage its affiliates, or any Sub-Adviser to the Fund and its respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for a Portfolio.

4. BOOKS AND RECORDS. The Manager shall keep the Fund's books and records required to be maintained by it pursuant to this Agreement, the 1940 Act or otherwise. The Manager agrees that all records which it maintains for the Fund are the property of the Fund and it will surrender promptly to the Fund any such records upon the Fund's request, provided however that the Manager may retain a copy of such records. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Manager hereunder.

5.       ADMINISTRATIVE AND SUPERVISORY SERVICES.

         (a) The Manager will coordinate all matters relating to the functions of the Portfolios' Sub-Advisers, Agents, accountants, attorneys, and other parties performing services or operational functions for the Portfolios.

         (b) The Manager will furnish without cost to the Fund, or pay the cost of, such office space, office equipment and office facilities as are adequate for the Fund's needs.

         (c) The Manager will provide, without remuneration from or other cost to the Fund, the services of a sufficient number of individuals competent to perform all of the Fund's executive, administrative and clerical functions as are necessary to ensure compliance with federal securities laws as well as other applicable laws and to provide effective supervision and administration of the Portfolios and which are not performed by employees or other agents engaged by the Fund or by the Manager acting in some other capacity pursuant to a separate agreement or


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                  arrangement with the Fund. The Manager shall authorize and permit any of its directors, officers and employees who may be elected as Directors or officers of the Fund to serve in the capacities in which they are elected without any remuneration from the Fund.

         (d) The Manager will assist in the preparation of all periodic reports to the shareholders of the Fund and all reports and filings required to maintain the registration and qualification of the Fund's shares, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws.

         (e) The Manager shall prepare and, after approval by the Fund, file and arrange for the distribution of proxy materials and periodic reports to Fund shareholders as required by applicable law.

         (f) The Manager shall prepare, or cause the preparation of, and, after approval by the Fund, arrange for the filing of such registration statements and other documents with the SEC and other federal and state regulatory authorities as may be required by applicable law.

         (g) The Manager shall take such other action with respect to the Portfolios, after approval by the Fund, as may bc required by applicable law, including without limitation the rules and regulations of the SEC and of state securities or insurance commissions and other regulatory agencies.

         (h) The Manager shall make its officers and employees available to the Board of Directors and officers of the Fund and Sub-Advisers for consultation and discussions regarding the supervision and administration of the Portfolios.

6.       EXPENSES.

         (a) During the term of this Agreement, the Manager shall pay, or cause a Sub-Adviser to pay, the-following expenses:

                  (i) The salaries and expenses of all personnel of the Fund and the Manager except the fees and expenses of Directors who are not "interested persons" (within the meaning of the 1940 Act) of the Fund, the Manager, National Integrity Life Insurance Company ("National Integrity"), or any Sub-Adviser;

                  (ii) All expenses reasonably incurred by the Manager in connection with providing the services described above, including the provision of office space, office equipment, office facilities, and executive, administrative and


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                           clerical personnel in accordance with paragraph
                           2(i) hereof, but excluding the expenses described below to be assumed by the Fund;

                  (iii) The fees of the Sub-Advisers pursuant to the Sub-Advisory Agreements; and

                  (iv) The costs and expenses payable by the Sub-Advisers pursuant to the Sub-Advisory Agreements.

         (b) Each Portfolio is responsible for and bears all expenses incurred in its operation that are not specifically assumed by the Manager or Integrity Financial Services, Inc., the Fund's distributor, pursuant to the Distribution Agreement with the Fund. General expenses of the Fund not readily identifiable as belonging to one of the Portfolios will be allocated among the Portfolios by or under the direction of the Fund's Board of Directors in such manner as the Board shall determine to be fair and equitable. Expenses borne by each Portfolio include, but are not limited to, the following (or the Portfolio's allocated share of the following):

                  (i) The cost (including brokerage commissions, if any) of securities purchased or sold by the Portfolio and any losses incurred in connection therewith;

                  (ii) Investment management fees due hereunder (but not sub-advisory fees, which are payable by the Manager);

                  (iii)    Organizational expenses;

                  (iv) Filing fees and expenses relating to the registration and qualification of the Fund or the shares of a Portfolio under federal or state securities laws and maintenance of such registrations and qualifications;

                  (v) Fees and expenses payable to the Directors who are not "interested persons" of the Fund or the Manager, National Integrity or any Sub-Adviser;

                  (vi) Taxes (including any income or franchise taxes) and governmental fees;

                  (vii) Costs of any liability, directors' and officers', uncollectible items of deposit and other insurance and fidelity bonds;

                  (viii)   Legal, accounting and auditing expense;

                  (ix) Charges of custodians, transfer agents and other agents;

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                  (x)      Expenses of setting in type and providing a
                           camera-ready copy of prospectuses and supplements thereto, expenses of setting in type and printing or otherwise reproducing statements of additional information and supplements thereto and reports and proxy materials for existing shareholders;

                  (xi) Any extraordinary expenses (including fees and disbursements of counsel) incurred by the Fund or Portfolio;

                  (xii) Fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; and

                  (xiii) Costs of meetings of shareholders.

         (c) In the event the expenses of the Fund for any fiscal year (including the fees payable to the Manager but excluding interest, taxes, brokerage commissions and litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business) exceed the lowest applicable annual expense limitation established and enforced pursuant to the statute or regulations of any applicable jurisdictions, the compensation due the Manager hereunder will be reduced by the amount of such excess. If such excess amount exceeds the compensation payable to the Manager hereunder, the Manager will not be required to make any additional payments to the Fund in reimbursement of such expenses.

7. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, each Portfolio will pay to the Manager as full compensation therefor a fee as set forth below. This fee will be deducted from the assets of the respective Portfolio and paid to the Manager monthly, but will be accrued daily for purposes of determining the value of each Portfolio on each day the New York Stock Exchange is open for trading. Any reduction in the fee payable pursuant to paragraph 6(c) shall be made monthly, and will be subject to readjustment during the year.

                                                                     ANNUAL PERCENTAGE OF
                                                                  AVERAGE NET ASSETS PAID BY
         NAME OF PORTFOLIO                                          PORTFOLIO TO MANAGER
         Zweig Asset Allocation Portfolio                                       .90%
         Harris Bretall Sullivan & Smith Equity Growth Portfolio                .65%
         Scudder Kemper Value Portfolio                                         .65%
         Zweig Equity (Small Cap) Portfolio                                    1.05%

8. LIABILITY. Except as may otherwise be required by the 1940 Act and the rules and regulations thereunder, the Manager, any of its affiliated persons and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933, as amended, controls the Manager, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence on the part of the Manager in the performance of its duties or from reckless disregard of its duties and obligations under this Agreement.

9. TERM. Unless sooner terminated, this Agreement shall continue in effect for two years and thereafter for successive one year periods, provided that such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund or any Portfolio thereof (with respect to such Portfolio) at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of a Portfolio, or by the Manager at any time, without the payment of any penalty, upon not less than 60 days' prior written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

10. NON-EXCLUSIVITY. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Manager who may also be a Director, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

11. AMENDMENTS. This Agreement may be amended by mutual consent in writing, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

12. NOTICES. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (I) to the Manager at 515 West Market Street, 8th Floor, Louisville, KY 40202, Attention:
         President; or (2) to the Fund at 515 West Market Street, 8th Floor, Louisville, KY 40202, Attention: President.

13. CHOICE OF LAW. This Agreement is made and to be principally performed in the State of New York, and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

14. SEPARATE SERIES. The Fund is a corporation organized under the Maryland General Corporation Law on July 22, 1992. The Fund is a corporation with separate series, or Portfolios, and all debts, liabilities, obligations and expenses of a particular Portfolio shall be enforceable only against the assets of that Portfolio and not against the assets of any other Portfolio or of the Fund as a whole.

15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                                 THE LEGENDS FUND, INC.



                                                 By
---------------------------------
                                                 TOUCHSTONE ADVISORS, INC.


                                                 By
---------------------------------